Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY COMPLETES DRILLING OF TWO ADDITIONAL OIL WELLS

Crossville, TN -- (GlobeNewswire)—December 15, 2009—TN-K Energy Group Inc. (Pink Sheets: TNKY) today announced that it has completed drilling on Well #80 and Well #104 on the JR and Pansy Clark lease in Green County, Kentucky.  Ken Page, CEO of TN-K Energy, stated “We are very pleased to announce that after initial testing of these wells, we have improved our production by approximately 50 barrels per day which brings our total production on the JR and Pansy Clark lease to approximately 150 barrels per day on the testing dates.  Our 32% portion of the cost for drilling and completion on these two new locations was approximately $6,500 per location.  With the average price of crude oil at $70.00 per barrel, we believe our 27.5% revenue interest of this production of approximately 150 barrels per day represents a good source of continuing income for our company.”

TN-K Energy further announced that drilling operations on the third location of this eight location acquisition announced earlier in the month have commenced, and it is in the process of  beginning drilling operations on a fourth location.  Mr. Page further stated, “I am very happy with our progress in the last few months of operations.  It is our intent to continue with this vigorous pace to improve our position in the energy sector as we continue our efforts to acquire additional leases.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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